Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Polyrizon Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, no par value (2)	Rule 457(c) and Rule 457(h)	1,196,800	$0.925	$1,107,040.00	0.0001531	$169.49
Total Offering Amounts					$1,107,040.00		$169.49
Total Fee Offsets							—
Net Fee Due							$169.49

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also covers such indeterminate number of Ordinary Shares as may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions pursuant to the terms of the Polyrizon Ltd. Amended and Restated Equity Incentive Plan (the “Plan”).

(2)	Represents Ordinary Shares issuable upon vesting or exercise of future award grants under the Plan and the corresponding proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(c) and Rule 457(h) under the Securities Act, is based on the average of the high ($1.00) and low ($0.85) prices for the Company’s ordinary shares as quoted on the Nasdaq Capital Market on July 21, 2025.